UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

Datascope Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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On December 6, 2007, Datascope Corp. sent the following letter via electronic mail to participants in its 401(k) plan.
Dear Fellow Employee,
If you hold Datascope Corp. common stock in your 401K plan account you will be receiving a mailing from the plan trustee, New York Life Retirement Plan Services, within the next few days. This is a very important mailing because it contains proxy material and a voting instruction card for the upcoming December 20th annual Meeting of Shareholders.
The mailing package will have two sets of proxy material inside — one labeled MANAGEMENT BLUE PROXY CARD and the other OPPOSITION PROXY CARD.
Your Board of Directors urges you to look at the material containing the management BLUE proxy card, read the material carefully and promptly return the BLUE proxy card voting FOR the management nominees. Your company needs your support to re-elect William L. Asmundson and James J. Loughlin.
We ask that you disregard the material labeled OPPOSITION PROXY CARD. This proxy material is being sent you by a hostile, dissident hedge fund seeking your support in electing it’s “hand-picked” nominees. Your Board of Directors has unanimously decided that the election of these nominees is not in the best interest of Datascope or it’s shareholders.
Regardless of the number of shares you own, your vote is important.
If you have any questions or need assistance in voting, please call MacKenzie Partners, Inc. at (800) 322-2885.
Thanks for your continuing support.
Sincerely,
Hank Scaramelli
Vice President & Chief Financial Officer
This solicitation is being made by the Board of Directors of Datascope Corp. Information regarding the Board as participants in the solicitation is contained in the Definitive Proxy Statement of Datascope Corp. on file with the SEC. Such proxy statement may be obtained without charge from the SEC’s website at http://www.sec.gov and will be distributed to you on or about December 3, 2007. We urge you to read the proxy statement in full because it contains important information. Requests for copies should be directed to Datascope Corp.’s proxy solicitor, MacKenzie Partners, Inc. at 800-322-2885 or dscpproxy@mackenziepartners.com.